Exhibit 10.3

January 2011

Andrew Bloom
New York

Dear Andrew:

I’m pleased to inform you that the Compensation Committee of the Board of Directors has approved your 2011 compensation as follows:

Base Salary:	$230,000 per year
MBO Target:	$15,000 per quarter
Annual Commission Target:	$60,000 annually

Your compensation increase will be effective as of 1-April-2011.

Additionally, at its meeting on 13-January-2011, the Committee approved a grant to you of 40,000 options to purchase 40,000 common shares of the Company, with an exercise price of $15.12 each.  A formal grant letter will be sent to you shortly.

Best regards,

Gal Trifon
CEO

Cc: Ruth Shaked, VP HR

MediaMind Technologies Ltd. 25 Haharoshet St., Ra'anana 43656, Israel t. +972 9 776 0800 f. +972 9 741 3338